Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2018, relating to the consolidated financial statements and consolidated financial statement schedules of TPG RE Finance Trust, Inc. appearing in the Annual Report on Form 10-K of TPG RE Finance Trust, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

August 7, 2018